Exhibit 99.1

CONNETICS COMMENCES PHASE III CLINICAL TRIAL FOR DESILUX

First Drug Program to Include Connetics’ Patented Emollient Foam Technology

PALO ALTO, Calif. (September 27, 2004) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced it has commenced the Phase III clinical program for Desilux™, a low-potency topical steroid, formulated with 0.05% desonide in the Company’s proprietary emollient foam delivery vehicle. The clinical program will focus on atopic dermatitis and is designed to include infants from three months of age and children up to 17 years old. Subject to a successful Phase III trial outcome, Connetics intends to submit a New Drug Application to the U.S. Food and Drug Administration by the end of 2005.

Desonide currently is the leading topical steroid prescribed by dermatologists in the low-potency dermatoses market. The low-potency steroid market has annual U.S. sales exceeding $150 million. A Desilux approval would provide Connetics with its first low-potency steroid product and will expand the Company’s topical steroid product offerings into all three of the market segments of the $1.0 billion topical steroid market. In addition to offering a low-potency topical steroid, Desilux will also be the Company’s first product with a pediatric indication.

The emollient foam delivery vehicle is an important advancement in topical steroid therapy. The vehicle, which recevied a patent in May 2004 was developed by Connetics as a cosmetically and functionally elegant formulation to displace emollient-based and ointment-based treatments. The market opportunity for emollient-based and ointment-based products currently exceeds $280 million in U.S. topical steroid sales annually.

“The commencement of our Phase III clinical program involving our patented emollient foam delivery vehicle is an exciting advancement for Connetics,” said Lincoln Krochmal, M.D., Executive Vice President of Research and Product Development for Connetics. “We believe that incorporating a strong moisturizing benefit into our proprietary foam will provide a novel product in the market.” Dr. Krochmal continued, “We have established the leading brands in the mid- and super-high potency steroid categories with Luxíq and OLUX. With this low-potency foam steroid in development, we look forward to being able to offer dermatologists a complete line of topical steroids with enhanced cosmetic elegance, which we believe leads to greater patient compliance and increased patient satisfaction.”

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its innovative foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, and Soriatane® (acitretin) capsules, 10 mg and 25 mg. Connetics is developing Extina®, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac®, a combination of clindamycin and tretinoin for treating acne. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the planned timing of an NDA filing for Desilux and similar statements projecting a positive outcome of the Phase III clinical program for Desilux. These statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ending December 31, 2003 and form 10-Q for the quarter ended June 30, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Company Contact:	Investor Relations:
Patrick O’Brien Director, Investor Relations (650) 739-2950 pobrien@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

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